Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TALON THERAPEUTICS, INC.

Talon Therapeutics, Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors does hereby certify:

FIRST:   That the name of the corporation is Talon Therapeutics, Inc., formerly known as Hana Biosciences, Inc. (the “Corporation”).  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 6, 2002.  The date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 29, 2004, as amended on December 21, 2009 and September 8, 2010 (as amended, the “Certificate of Incorporation”).

SECOND:   That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Certificate of Incorporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by changing the Article thereof numbered “4.   Number of Shares” so that, as amended, the first sentence of the first paragraph of said Article shall be and read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is Six Hundred Ten Million (610,000,000) shares consisting of: Six Hundred Million (600,000,000) shares of common stock, par value $0.001 per share (“Common Stock”); and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

THIRD:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

FOURTH:  That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven R. Deitcher, its Chief Executive Officer, as of April 5, 2012.

TALON THERAPEUTICS, INC.

By:	/s/ Steven R. Deitcher, M.D.
Name: Steven R. Deitcher, M.D. Title: President & Chief Executive Officer